UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 28, 2020

ACHIEVE LIFE SCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	033-80623	95-4343413
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1040 West Georgia, Suite 1030 Vancouver, B.C., Canada		V6E 4H1
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (604) 210-2217

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	ACHV	The NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Director and Officer Resignations

On September 28, 2020, Anthony Clarke notified the Board of Directors (the “Board”) of Achieve Life Sciences, Inc. (“Achieve” or the “Company”) of his intent to resign as the Company’s President and as a director of the Board, effective upon the replacement of his successor. Following his resignation, Dr. Clarke will continue to serve in his position as the Company’s Chief Science Officer. Also on September 28, 2020, Richard Stewart notified the Board of his intent to resign as the Company’s Chief Executive Officer, effective upon the appointment of his successor.  Following his resignation, Mr. Stewart will serve as Executive Chairman of the Board.

Director and Officer Appointments

On September 28, 2020, the Board appointed John Bencich, the Company’s Chief Financial and Operating Officer, as the Company’s Chief Executive Officer, Principal Executive Officer and as a director of the Board, effective immediately. In connection with his appointment, Mr. Bencich resigned the titles of Chief Financial and Operating Officer. Also on September 28, 2020, the Board appointed Mr. Stewart as its Executive Chairman; Cindy Jacobs, the Company’s Chief Medical Officer, as the Company’s President; and Jerry Wan, the Company’s Senior Director of Accounting Operations, as the Company’s Principal Accounting Officer, each appointment to be effective immediately.

Additional information required by Items 401(b), (d), and (e) and Item 404(a) of Regulation S-K regarding Mr. Stewart, Mr. Bencich and Dr. Jacobs is previously reported in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 filed with the Securities and Exchange Commission (“SEC”) on March 13, 2020, and the Company’s Definitive Proxy Statement for its 2020 Annual Meeting of Stockholders on Schedule 14A filed with the SEC on April 2, 2020, which information is incorporated by reference in this Form 8-K.

Mr. Wan, age 38, has served as Achieve’s Senior Director, Accounting Operations since June 2018, and previously served as its Director, Accounting Operations from August 2017 to June 2018 and as the Director, Accounting Operations of OncoGenex from July 2014 to August 2017. From July 2012 to July 2014, Mr. Wan served as OncoGenex’s Senior Manager, Finance and Accounting and, from October 2011 to July 2012, as its Manager, Financial Reporting and Analysis. Prior to joining OncoGenex, Mr. Wan served as Manager, Management Reporting at Gateway Casinos and Entertainment Limited from 2010 to 2011. From 2006 to 2010, Mr. Wan was an employee of PricewaterhouseCoopers LLP, an international professional services firm, where he last served as Manager, Audit and Assurance Group. Mr. Wan received his Bachelor of Commerce in Accounting from The University of British Columbia and a Chartered Accountant Designation from the Canadian Institute of Chartered Accountants.

In connection with Mr. Bencich’s appointment as Chief Executive Officer, the Company will enter into an amended and restated employment agreement with Mr. Bencich to (i) increase his annual base salary to $465,000, (ii) increase his target bonus to 50%, and (iii) increase the amount of severance Mr. Bencich would receive upon certain involuntary terminations (as defined in the employment agreement) from 12 months of annual base compensation to 18 months of annual base compensation and, in the case of certain change in control transactions (as defined in the employment agreement), from 15 months of annual base compensation to 24 months of annual base compensation . In connection with Dr. Jacobs’ appointment as President, the Board approved an increase in Dr. Jacobs’ annual base salary to $440,000. In connection with Mr. Wan’s appointment as the Company’s principal accounting officer, the Board approved an increase in Mr. Wan’s annual base salary to $223,076.

In recognition of the continuing services to be provided by Dr. Clarke and Mr. Stewart and to incentivize future performance, the Company will enter into amendments to their employment agreements to change the compensation that Dr. Clarke and Mr. Stewart would receive upon certain change in control events (as defined in their respective employment agreements) (the “Change in Control Compensation”) such that the annual base salary used for the purpose of calculating the Change in Control Compensation will be equal to the employee’s average annual base salary over the 24 months preceding the change in control event.

The foregoing summary of the material terms of the amended and restated employment agreement with Mr. Bencich and the other employment agreement amendments described above does not purport to be complete and is qualified in its entirety by reference to the full text of the amended and restated employment agreement and employment agreement amendments, which will be filed with the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ending September 30, 2020.

________________________

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Achieve Life Sciences, Inc.
Date: September 30, 2020	/s/ John Bencich
John Bencich Chief Executive Officer